Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-224500) of Level One Bancorp, Inc. of our report dated March 22, 2018 relating to the consolidated financial statements of Level One Bancorp, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2018.

Crowe LLP

South Bend, Indiana
March 22, 2019